UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 16, 2020

Date of report (date of earliest event reported)

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 Park Granada, Suite 202, Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

(800) 292-3909

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2020, MusclePharm Corporation (“MusclePharm”) entered into a Settlement Agreement and Mutual Release (the “Agreement”) with Excelsior Nutrition, Inc. (“4Excelsior”), pursuant to which the parties resolved and settled a civil action pending in the Superior Court of the State of California for the County of Los Angeles (the “Litigation”). MusclePharm and 4Excelsior agreed to a mutual general release of claims and to jointly file within 10 business days of the effective date of the Agreement a stipulation and proposed order of dismissal, dismissing with prejudice all claims and counterclaims asserted in the Litigation. MusclePharm agreed to pay $4.75 million (the “Settlement Amount”) in four monthly payments of $70,000, beginning January 5, 2021, and thereafter in monthly payments of $100,000 until the Settlement Amount is fully paid. MusclePharm may prepay all or any portion of the Settlement Amount at any time without penalty or premium. The Agreement provides that, in the event of a Default (as defined in the Agreement) by MusclePharm, the entire outstanding balance of the Settlement Amount will become immediately due and payable, plus accrued interest at a rate of 18% per annum, commencing from the date of Default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

By:	/s/ Ryan Drexler
Name:	Ryan Drexler
Title:	Chief Executive Officer

Date: December 22, 2020